Exhibit 99.1

Nephros Announces Preliminary Financial Results for
Fourth Quarter and Fiscal Year 2019

Anticipates $10.3 Million Full-Year Revenue, Approximately 82% Growth Over 2018;
Fourth Quarter Year-Over-Year Revenue Growth Approximately 99%

SOUTH ORANGE, NJ, January 6, 2020 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced preliminary financial results for the fiscal year ended December 31, 2019.

Full-year 2019 revenues are expected to be approximately $10.3 million, an increase of approximately 82% compared to the year ended December 31, 2018 and exceeding the upper range of previously provided guidance of $9.5 to $10 million. Revenues for the quarter ended December 31, 2019 are expected to be approximately $3.2 million, an increase of 99% over the same quarter in 2018.

“Our growth in 2019, capped by our 14th consecutive quarter of year-over-year growth averaging over 65%, is a result of the combination of a customer-focused infrastructure, energetic strategic partners, and high-performance products,” said Daron Evans, President and Chief Executive Officer of Nephros. “We believe our growth story will continue to progress well through 2020 and beyond. We intend to provide revenue guidance during our 2019 earnings call, which we expect to conduct in late February.”

Nephros ended the year with approximately $4.1 million in cash on a consolidated basis.

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the removal of endotoxins and other biological contaminants from water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter ended December 31, 2019 and the fiscal year ended December 31, 2019, its anticipated revenue trends, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

andy@nephros.com

(201) 345-0824